Exhibit 10.14
FOURTH AMENDMENT TO INDUSTRIAL REAL ESTATE LEASE
This FOURTH AMENDMENT TO INDUSTRIAL REAL ESTATE LEASE ("Fourth Amendment") is made and entered into as of the 28th day of December, 2017, by and between LASDK LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and PACIRA PHARMACEUTICALS, INC., a California corporation ("Tenant").
R E C I T A L S :
A.Landlord (as successor-in-interest to Lankford & Associates, Inc., a Colorado corporation) and Tenant (as successor-in-interest to Depotech Corporation, a California corporation) are parties to that certain Industrial Real Estate Lease dated December 8, 1994 (the "Original Lease"), as amended by that certain Amendment No. 1 to Industrial Real Estate Lease dated October 26, 1995 (the "First Amendment"), that Second Amendment to Industrial Real Estate Lease dated July 2, 2009 (the "Second Amendment"), and that Third Amendment to Industrial Real Estate Lease dated March 13, 2013 (the "Third Amendment"), whereby Landlord leases to Tenant and Tenant leases from Landlord the "Premises," as that term is defined in Section 1.5 of the Original Lease, which Premises includes, without limitation, the entirety of that certain building (the "Building") located at 10450 Science Center Drive, San Diego, California 92121. The Original Lease, First Amendment, Second Amendment and Third Amendment shall hereafter be referred to, collectively, as the "Lease."

B.The parties desire to amend the Lease on the terms and conditions set forth in this Fourth Amendment.
A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Fourth Amendment.

2.Condition of the Premises. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its presently existing, "as is" condition. Except to the extent expressly set forth herein or in the Work Letter (as defined in Section 5 below), and without waiving the Landlord's obligations pursuant to the Lease with respect to maintenance, repairs, replacements, alterations, and services as set forth in the Lease, including, without limitation, Landlord's obligations pursuant to the terms and conditions of Section 6.2.2 of the Original Lease, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.
3.Extended Lease Term; Option Term.

3.1    Extended Lease Term. Pursuant to the Lease, the Lease Term is scheduled to expire on August 31, 2020. Landlord and Tenant hereby agree to extend the Lease Term for a period of five (5) years and four (4) months, from August 31, 2020, until December 31, 2025, on the terms and conditions set forth in the Lease, as hereby amended by this Fourth Amendment, unless sooner terminated as provided in the Lease or this Fourth Amendment. Notwithstanding the fact that the extension of the Lease Term does not commence until September 1, 2020, for purposes of this Fourth Amendment, the period of time commencing on January 1, 2018, and ending on December 31, 2025, shall be referred to herein as the "Second Extended Term."

3.2    Option Term. Tenant's option to extend the Extended Term for a period of five (5) years pursuant to Section 3.2 of the Third Amendment shall remain in full force and effect, provided that all references in Section 3.2 of the Third Amendment to the "Third Amendment" shall be deemed to mean this Fourth Amendment, and all references in Section 3.2 of the Third Amendment to the "Extended Term" shall be deemed to mean the "Second Extended Term."

4.Rent.

4.1    Basic Monthly Rent. Notwithstanding anything set forth in the Lease to the contrary, effective as of the date of this Fourth Amendment, during the Second Extended Term, Tenant shall pay monthly installments of Basic Monthly Rent for the Premises as follows:

Period During Second Extended Term	Annual Basic Monthly Rent	Monthly Installment of Basic Monthly Rent
January 1, 2018 - December 31, 2018	$3,694,880.40	$307,906.70
January 1, 2019 - December 31, 2019	$3,805,726.80	$317,143.90
January 1, 2020 - December 31, 2020	$3,919,898.64	$326,658.22
January 1, 2021 - December 31, 2021	$4,037,495.52	$336,457.96
January 1, 2022 - December 31, 2022	$4,158,620.40	$346,551.70
January 1, 2023 - December 31, 2023	$4,283,379.00	$356,948.25
January 1, 2024 - December 31, 2024	$4,411,880.40	$367,656.70
January 1, 2025 - December 31, 2025	$4,544,236.80	$378,686.40

4.2    Additional Rent. Tenant shall continue to be obligated to pay Additional Rent during the Second Extended Term.

5.Improvements. Tenant hereby acknowledges that Tenant is currently in possession of the Premises, and that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project, or with respect to the suitability of any of the foregoing for the conduct of Tenant's business. Tenant shall continue to accept the Premises in its "as is" condition as of the date of this Fourth Amendment. Except as specifically set forth in this Fourth Amendment and the Work Letter attached hereto as Exhibit A (the "Work Letter"), and without waiving the Landlord's obligations pursuant to the Lease with respect to maintenance, repairs, replacements, alterations, and services as set forth in the Lease, including, without limitation, Landlord's obligations pursuant to the terms and conditions of Section 6.2.2 of the Original Lease, Landlord shall not be required to construct or pay for any improvements, alterations or refurbishment work for the Premises.

6.Termination Right.

6.1    Exercise of Termination Right. Tenant shall have the one-time right to terminate and cancel this Lease effective as of December 31, 2023 (the "Termination Date"), provided that, not later than October 1, 2022, Landlord receives (i) written notice from Tenant (the "Termination Notice") that Tenant intends to terminate this Lease pursuant to the terms of this Section 6, and (ii) cash in the amount of Three Million Two Hundred Seventy Thousand and No/100 Dollars ($3,270,000.00) (the "Termination Fee"). Upon Tenant's delivery of the Termination Notice to Landlord, all of Tenant's rights under Section 3.2 of the Third Amendment, as amended by Section 3.2 of this Fourth Amendment (with respect to the Option Term), shall automatically terminate and be of no further force and effect regardless of whether this Lease thereafter shall be terminated in accordance with the terms of this Section 6.

6.2    Termination of Lease. Provided that Tenant timely elects to terminate the Lease in accordance with Section 6.1, above, the Lease, as amended, shall automatically terminate and be of no further force or effect, and Landlord and Tenant shall be relieved of their respective obligations under the Lease, as amended, as of the Termination Date, except with respect to those obligations set forth in the Lease, as amended, which specifically survive the expiration or earlier termination of the Lease, including, without limitation, the payment by Tenant of all amounts owed by Tenant under the Lease, as amended, which accrue through and including the Termination Date. The termination right contained in this Section 6 shall be personal to the Original Tenant, as that term is defined in Section 3.2.1 of the Third Amendment, any "10.1.1 Transferee," as that term is defined in Section 8 of this Fourth Amendment, and any "Related Entity," as that term is defined in Section 10.1.1 of the Original Lease, and may only be exercised by Original Tenant, a 10.1.1 Transferee, or a Related Entity (and not by any other assignee, sublessee or other transferee).

6.3    No Tenant Default. Notwithstanding anything to the contrary contained in this Section 6, Tenant shall have no right to exercise the termination right set forth in this Section 6 if Tenant is in material default under the Lease, as amended, beyond any applicable notice and cure period expressly set forth in Section 11.2 of the Original Lease, as of the date of Tenant's delivery to Landlord of the Termination Notice.

7.Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fourth Amendment other than Kidder Mathews, representing Tenant, and CBRE, representing Landlord (collectively, the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Fourth Amendment. Landlord shall pay the Brokers pursuant to a separate written agreement. Each party agrees to indemnify and defend the other party for, from and against and hold the other party harmless for, from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

8.Assignment and Subletting. Section 10.1.1(i) of the Original Lease is hereby amended and restated in its entirety as follows: "to any corporation or other entity which is a successor to Tenant either by merger, consolidation or reincorporation (i.e., the incorporation of Tenant in a state other than California),". The last two sentences of Section 10.1 of the Original Lease are hereby deleted. Any person or entity that Tenant may assign the Lease, as amended, or sublease all or a portion of the Premises without Landlord's consent pursuant to the terms of Section 10.1.1 of the Original Lease, as amended, is referred to herein as a "10.1.1 Transferee." Section 10.3 of the Original Lease is hereby amended by inserting before the words "financial details" in the fifth line of said Section the following: "except in connection with the sale of all or a portion of Tenant's business,". Section 10.5 of the Original Lease is hereby amended by inserting after the word "assigned" in the first line of said Section the following: "other than in connection with the sale of all or a portion of Tenant's business".

9.Restoration. Landlord and Tenant hereby agree that, notwithstanding anything set forth in the Lease to the contrary, (a) Tenant shall not be required to remove any alterations or improvements or assets which are permanently affixed to the Premises as of the date of this Fourth Amendment, with the exception of the alterations and/or improvements and/or assets set forth on Exhibit B, attached hereto (collectively, the "Removable Assets"), and (b) Tenant shall, at Tenant's expense, remove, and shall have the right to remove, the Removable Assets and, in connection with such removal, Tenant shall restore the Premises to the extent set forth on Exhibit B attached hereto, as well as repair any physical damage to other areas of the Premises or the Building that occurs as a result of such removal (provided Tenant shall not be required to repair the floor coverings). With respect to any additional alteration or improvement installed by Tenant after the date of this Fourth Amendment (collectively, "Alterations") other than the "Base Building Improvements" (as defined in Section 2.2 of Exhibit A hereto), Landlord may, by written notice delivered to Tenant at least six (6) months prior to the expiration of the Lease, or given following any earlier termination of this Lease, require Tenant, at Tenant's expense, to remove same if, but only if, they are "Specialty Alterations", as that term is defined below, and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to their condition existing prior to the installation of such Specialty Alterations as reasonably determined by Landlord; provided, however, that notwithstanding the foregoing, upon request by Tenant at the time of Tenant's request for approval of any Alterations, Landlord shall notify Tenant whether or not the applicable Alteration constitutes a Specialty Alteration, as reasonably determined by Landlord, that will be required to be removed and if Landlord does not notify Tenant that removal will be required or if the item is not a Specialty Alteration, notwithstanding anything to the contrary, removal shall not be required. If Tenant fails to complete any required removal and/or to repair any damage caused by the removal of any Specialty Alterations in the Premises and return the affected portion of the Premises to their condition existing prior to the installation of such Specialty Alterations, as reasonably determined by Landlord, prior to the expiration or earlier termination of this Lease, then Landlord shall have the right, but not the obligation, to perform such work and to charge the cost thereof to Tenant. As used herein, "Specialty Alterations" shall mean any Alteration that (a) is not a normal and customary general office improvement and would reasonably be anticipated to cost materially more to demolish than normal and customary general office improvements, or (b) includes any of the following: (i) any improvement that perforates (other than by virtue of being bolted or similarly attached), penetrates (other than by virtue of being bolted or similarly attached) or requires reinforcement of a floor slab (including, without limitation, interior stairwells or high-density filing or racking systems), (ii) any improvement that consists of the installation of a raised flooring system, (iii) any improvement that consists of the installation of a vault or other similar device or system intended to secure the Premises or a portion thereof in a manner that exceeds the level of security necessary for ordinary office space, (iv) any improvement that involves material plumbing connections (such as, for example but not by way of limitation, kitchens (other than customary break-rooms with a refrigerator, sink and dishwasher), cafeteria, saunas, showers, and executive bathrooms outside of the Building core and/or special fire safety systems), or (v) any improvement that can be seen from outside the Premises; provided, however, in no event shall any Alteration that is materially consistent with any alterations or improvements or assets which are permanently affixed to the Premises as of the date of this Fourth Amendment, but which are not deemed Removable Assets pursuant to the terms of this Section 9, be deemed a Specialty Alteration.

10.Work Letter. Landlord and Tenant hereby agree to the terms of the Work Letter attached hereto as Exhibit A, the terms of which are hereby incorporated herein by reference.

11.Alterations. Paragraph 1 of the First Amendment (amending Section 6.4.2 of the Original Lease) is hereby deleted in its entirety and the terms of Section 6.4.2 of the Original Lease are restored in its entirety.

12.Estoppels. The following is hereby added as Section 12.4.3 of the Original Lease: "Upon Tenant's written request, Landlord shall execute, acknowledge and deliver to Tenant a written statement certifying if true (or if not, stating why): (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been cancelled or terminated; (iii) the last date of payment of the Basic Monthly Rent and other charges and the time period covered by such payment; and (iv) that to Landlord's knowledge Tenant is not in default under this Lease (or, if Tenant is claimed to be in default, stating why). Landlord shall deliver such statement to Tenant within ten (10) business days after Tenant's request. Any such statement by Landlord shall be addressed to Tenant, or at Tenant's request, to its lender, a purchaser of Tenant, an assignee of this Lease or subtenant of Tenant, or if such certification is required by Tenant's auditor or to an underwriter in connection with a public offering of stock or otherwise if required by the Securities and Exchange Commission; provided such third-party entity is named in the certification, and such third party may rely conclusively upon such statement as true and correct. If Landlord does not deliver such statement to Tenant within such ten (10) business day period, any such named third party may conclusively presume and rely upon the following facts: (i) that the terms and provisions of the Lease have not been changed except as otherwise represented by Tenant; (ii) that this Lease has not been cancelled or terminated except as otherwise represented by Tenant; (iii) that not more than one month's Basic Monthly Rent or other charges have been paid in advance; and (iv) that Tenant is not in default under the Lease. Landlord shall, within ten (10) business days following Tenant's written request, certify to Tenant and any transferee or lender of Tenant, if true, that to Landlord's knowledge there are no uncured defaults in Tenant's performance under this Lease."

13.No Default. To Tenant's knowledge, as of the date of this Fourth Amendment, Landlord is not in default (nor does a situation exist which, with the passage of time, the giving of notice, or both, would constitute a default) under any of the terms or provisions of the Lease. To Landlord's knowledge, as of the date of this Fourth Amendment, Tenant is not in default (nor does a situation exist which, with the passage of time, the giving of notice, or both, would constitute a default) and there are no Monetary Defaults under any of the terms or provisions of the Lease, as hereby amended.

14.Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease. In addition, the parties hereto consent and agree that this document may be signed and/or transmitted by facsimile or e-mail of a .pdf document, and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party's handwritten signature.

15.No Further Modification. Except as specifically set forth in this Fourth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[signature page to follow]

IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the day and year first above written.

"LANDLORD"	LASDK LIMITED PARTNERSHIP, a Delaware limited partnership By: HCP-Torrey Pines I, Inc., a Delaware corporation, its Managing General Partner By: /s/ Michael Dorris Name: Michael Dorris Its: Vice President
"TENANT"
PACIRA PHARMACEUTICALS, INC.,
a California corporation

By: /s/ Kristen Williams
Name: Kristen Williams
Its: CAO, General Counsel and Secretary
By: /s/ Daina Borteck
Name: Daina Borteck
Its: Associate General Counsel

EXHIBIT A
WORK LETTER
This Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Work Letter to Articles or Sections of "this Fourth Amendment" shall mean the relevant portion of the Fourth Amendment to which this Work Letter is attached as Exhibit A and of which this Work Letter forms a part, and all references in this Work Letter to Sections of "this Work Letter" shall mean the relevant portion of Sections 1 through 5 of this Work Letter. All references in this Work Letter to the "Lease" shall mean the relevant portions of the Lease as defined in the Fourth Amendment. All references herein to "Premises" shall mean the "Premises," as that term is defined in Section 1.5 of the Original Lease. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Fourth Amendment.
SECTION 1
PREMISES AND BASE BUILDING; LANDLORD WORK
1.1    Premises and Base Building. Except as expressly set forth in this Work Letter or in the Fourth Amendment, and without waiving the Landlord's obligations pursuant to the Lease with respect to maintenance, repairs, replacements, alterations, and services as set forth in the Lease, including, without limitation, Landlord's obligations pursuant to the terms and conditions of Section 6.2.2 of the Original Lease, Tenant shall continue to accept the Premises from Landlord in its presently existing, "as-is" condition. Notwithstanding anything set forth in the Lease to the contrary, but subject to the terms of Section 1.2, below, if and when Tenant commences work on an element of the "Base Building Improvements," as that term is defined in Section 2, below, Tenant shall be required to complete such work in a commercially expeditious manner in accordance with applicable building codes and other governmental laws, ordinances and regulations, including without limitation any work related to handicap access that arises in connection with Tenant's construction of the Base Building Improvements or in connection with Tenant's receipt of the "permits," as that term is defined in Section 3.4, below.
1.2    Landlord Work. Landlord and Tenant acknowledge and agree that Tenant currently has permits issued by the City of San Diego that remain open as of the date of this Fourth Amendment (the "Existing Permits"). In order to close the Existing Permits, Landlord shall, at Landlord's sole cost and expense, as soon as is commercially reasonably practical, complete the Building parking and entry handicap accessibility work set forth on Schedule 1, attached hereto. Tenant shall complete any work that is not set forth on Schedule 1 to the extent required to close the Existing Permits. From and after the date the Existing Permits have been closed, Landlord shall, to the extent required in order to allow Tenant to obtain a certificate of occupancy, or its legal equivalent, for the Premises for general office use assuming a normal and customary office occupancy density, or to the extent required in order for Tenant to obtain the "Permits," as that term is defined in Section 3.4, below, cause the exterior of the Building and the areas of the Project located outside of the Building, to comply with applicable building codes and other governmental laws, ordinances and regulations related to handicap access, which were enacted and enforced as of the date of this Fourth Amendment.
SECTION 2
TENANT IMPROVEMENTS
2.1    [Intentionally Omitted.]
2.2    Base Building Allowance. Tenant may elect to construct all or a portion of the "Base Building Improvements," as that term is defined below. If Tenant elects to construct all or a portion of the Base Building Improvements, then, subject to the terms and conditions set forth in this Section 2.2, Tenant shall be entitled to an improvement allowance in an amount not to exceed Two Million Five Hundred Thirty Thousand Seven Hundred Forty

and No/100 Dollars ($2,530,740.00.00) (the "Base Building Allowance") solely for the work to the "Building Systems," as that term is defined below (the "Base Building Improvements" or the "Tenant Improvements"), set forth on Schedule 2, attached hereto. As used herein, the term "Building Systems" shall mean the mechanical, electrical, life safety, plumbing, sprinkler and HVAC systems of the Building. Tenant shall have no obligation to complete all of the Base Building Improvements and may elect to apply the Base Building Allowance to one or a combination of the Base Building Improvements as Tenant deems appropriate.
2.3    Disbursement of the Base Building Allowance.
2.3.1    Base Building Allowance Items. Except as otherwise set forth in this Work Letter, the Base Building Allowance shall be disbursed by Landlord only for the following items and costs (collectively the "Base Building Allowance Items"):
2.3.1.1    Payment of the fees of the "Architect," as that term is defined in Section 3.1 of this Work Letter, which fees shall, notwithstanding anything to the contrary contained in this Work Letter, not exceed an aggregate amount equal to $5.00 per rentable square foot of the Building, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Work Letter;
2.3.1.2    The payment of plan check, permit and license fees relating to construction of the Base Building Improvements;
2.3.1.3    The cost of the purchasing, construction, and installation of the Base Building Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors' fees and general conditions;
2.3.1.4    The cost of any changes in the Base Building when such changes are required by the Base Building Improvements (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
2.3.1.5    The cost of any changes to the Base Building Improvements required by all applicable building codes (the "Code");
2.3.1.6    The cost of the "Coordination Fee," as that term is defined in Section 4.2.2 of this Work Letter;
2.3.1.7    Sales and use taxes and Title 24 fees; and
2.3.1.8    All other actual and reasonable out-of-pocket costs expended by Landlord in connection with the construction of the Base Building Improvements.
2.3.2    Disbursement of Base Building Allowance. During the construction of the Base Building Improvements, Landlord shall make monthly disbursements of the Base Building Allowance for Base Building Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.
2.3.2.1    Monthly Disbursements. On or before the fifth (5th) day of each calendar month, during the construction and installation of the Base Building Improvements, Tenant shall deliver to Landlord (a "Payment Request"): (i) a request for payment of the "Contractor," as that term is defined in Section 4.1 of this Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Base Building Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed mechanic's lien releases, if applicable, from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (iv) all other information reasonably requested by

Landlord. Payment requests must be submitted electronically to hcpinvoices_SD@pmainc.com, and must contain the project name and PMA project number. Within forty-five (45) days after Landlord's receipt of a Payment Request, Landlord shall deliver a check payable to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention on the cost of the work being performed under the "Contract," as that term is defined in Section 4.2.1, below (the aggregate amount of such retentions to be known as the "Final Retention"); provided, however, if the amount requested by Tenant is already reduced by a ten percent (10%) retention, then Landlord shall pay one hundred percent (100%) of the amount requested by Tenant and shall then internally allocate ten percent (10%) of the amount due to the Contractor but not requested to the Final Retention, and (B) the balance of any remaining available portion of the Base Building Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings," as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.
2.3.2.2    Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Base Building Improvements, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with California Civil Code Section 8138, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises in the Building and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Base Building Improvements in the Premises has been substantially completed. To the extent the Base Building Improvements are completed in different phases, with each such phase being subject to a separate "Contract," as that term is defined in Section 4.2.1, below, then Landlord shall disburse the Final Retention to Tenant separately as to each such Contract once the terms and conditions set forth in this Section 2.3.2.2 have been satisfied with respect to such Contract.
2.3.2.3    Other Terms. Landlord shall only be obligated to make disbursements from the Base Building Allowance to the extent costs are incurred by Tenant for Base Building Allowance Items. All Base Building Improvements shall be deemed Landlord's property under the terms of the Lease and, notwithstanding anything set forth in the Lease to the contrary, Tenant shall not have the right nor shall Tenant be required to remove same.
SECTION 3
CONSTRUCTION DRAWINGS
3.1    Selection of Architect/Construction Drawings. Tenant shall retain one or more architects/space planners and/or engineers designated by Tenant and reasonably approved by Landlord (collectively and individually, the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1. The plans and drawings to be prepared by the Architect hereunder shall be known collectively as the "Construction Drawings." All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord's approval, which shall not be unreasonably withheld, delayed or conditioned. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in the Lease shall specifically apply to the Construction Drawings.
3.2    [Intentionally Omitted.]

3.3    Final Working Drawings. Tenant shall supply the Architect with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Architect to complete the "Final Working Drawings" (as that term is defined below) in the manner as set forth below. If applicable, Tenant shall promptly cause the Architect to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval. Tenant shall supply Landlord with electronic (both CADD (computer-aided design and drafting) files) and .pdf) copies of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.
3.4    Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits (the "Permits"). Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld, delayed or conditioned.
SECTION 4
CONSTRUCTION OF THE TENANT IMPROVEMENTS
4.1    Tenant's Selection of Contractors.
4.1.1    The Contractor. One or more contractors shall be retained by Tenant to construct the Tenant Improvements. Such contractors (collectively and individually, "Contractor") shall be selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Subject to such contractors complying with the terms of Section 4.1.3, below, the following contractors are hereby preapproved by Landlord as a Contractor: AO Reed, Pacrim, AMC, University Mechanical and Siemens.
4.1.2    Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") shall be subject to Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed.
4.1.3    Union Labor. Tenant covenants and agrees that all contractors and subcontractors at any tier performing any construction, repair, refurbishment or restoration, including, without limitation, tenant improvements, build-out, alterations, additions, improvements, renovations, repairs, remodeling, painting and installations of fixtures, mechanical, electrical, plumbing, data, security, telecommunication, low voltage or elevator equipment or systems or other equipment, or with respect to any other construction work in, on, or to the Premises (including any such work performed by any person who contracts to provide services to any portion of the Premises, such as cable, DSL, communications, telecommunications or similar services) shall: (i) be bound by and signatory to a collective bargaining agreement with a labor organization (a) whose jurisdiction covers the type of work to be performed on the Premises, and (b) who is an Approved Building Trades Department Contractor or Subcontractor (as hereinafter defined); and (ii) observe area standards for wages and other terms and conditions of employment, including fringe benefits. For purposes hereof, an "Approved Building Trades Department Contractor or Subcontractor" is a contractor or subcontractor who is currently affiliated with the Building and Construction Trades Department of the AFL-CIO (the "BCTD") or, if no such BCTD-affiliated contractor or subcontractor is available for a particular trade (e.g., carpentry work), a contractor or subcontractor which is affiliated with a national trade union which was formerly affiliated with the BCTD and which recognizes (and will recognize and respect, for its work on the Premises), the jurisdictional limitations established by the local BCTD. The foregoing requirements shall be referred to as the “Labor Requirements.” Notwithstanding the foregoing, the Labor Requirements shall not be applicable with respect to (i) the installation, repair and maintenance of equipment and systems where the manufacturer or vendor thereof requires or recommends that such work be performed by its own personnel or approved subcontractors in order to comply with warranty, quality control or similar requirements of the manufacturer or vendor, (ii) specialized work required as a result of the regulated and quality controlled nature of Tenant’s manufacturing activities where no reasonably acceptable and qualified Approved Building Trades Department Contractor or Subcontractor is available to perform such work on a reasonable and practicable basis, (iii) where a qualified Approved Building Trades Department Contractor or Subcontractors for the trade in question is not generally available on a reasonable and practicable basis in the locale where the Building is located, and (iv) the Electrical Exception Work (as defined below), provided that (A) with respect to the exception noted in subclause (i), above, such exception is only available to the extent necessary to meet the requirements or recommendations of the corresponding manufacturer or vendor, and all other work related thereto (e.g., without limitation, the pulling of cables, “behind the wall” work, etc…) shall otherwise be performed in accordance with the Labor Requirements; (B) with respect to each of the exceptions provided for in subclauses (ii) and (iii), such exceptions shall not apply to electrical related work, including, without limitation, low voltage, communications, telecommunications, DSL, cable and other related services and work other than Electrical Exception Work; and (C) with respect to each of the exceptions provided for in subclauses (i) - (iii), above , the work in question shall be performed in such a manner as to maintain, to the greatest extent practicable, labor peace and harmony. “Electrical Exception Work” shall be defined as low voltage, signal wiring and teledata work that is to be performed as a part of an integrated system, installation or service where the requirement to use an Approved Building Trades Department Contractor or Subcontractor could reasonably be expected to (X) result in material delay, (Y) result in a material risk of adding expense, delay or uncertainty in Tenant’s ability to determine and/or impose responsibility on a manufacturer, vendor, contractor or subcontractor for inadequate, deficient or non-conforming work, or (Z) which would require that the electrical contractor or subcontractor be granted access to information/content on Tenant’s servers, provided, that if Tenant seeks to assert the Electrical Exception Work, (i) Tenant shall promptly notify Landlord in writing and enter into good faith discussions with Landlord regarding Tenant’s concerns; (ii) Landlord shall be given a reasonable opportunity in the context of the given issue to address the Tenant’s concerns such that an Approved Building Trades Contractor or Subcontractor can be engaged for such scope of work; and (iii) Landlord and Tenant will act reasonably and in good faith in such matter, recognizing the Landlord’s interest in maximizing the use of contractors and subcontractors that are Approved Building Trades Contractors or Subcontractors. In connection with the application of this provision, Landlord shall respond promptly to any request by Tenant for confirmation that a particular scope of proposed work is or is not subject to the use of an Approved Building Trades Contractor or Subcontractor.
4.2    Construction of Tenant Improvements by Tenant's Agents.
4.2.1    Construction Contract; Cost Budget. Tenant shall deliver a copy of each construction contract and general conditions that Tenant executes with a Contractor (each, a "Contract"). Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the "Final Costs"). Notwithstanding anything set forth in this Work Letter to the contrary, on-site construction of the Tenant Improvements shall not commence until (a) Landlord has received a copy of the Contract, and (b) Tenant has submitted the Approved Working Drawings to the appropriate municipal authorities for all applicable Permits (provided that Tenant shall procure and deliver to Landlord a copy of all Permits prior to the first inspection in connection with the Tenant Improvements).
4.2.2    Tenant's Agents.
4.2.2.1    Landlord's General Conditions for Tenant's Agents and Tenant Improvement Work. Tenant's and Tenant's Agent's construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; and (ii) Landlord's rules and regulations reasonably established by Landlord for the construction of improvements in the Building, a copy of which is attached to the Fourth Amendment as Exhibit C. Tenant shall pay a logistical coordination fee (the "Coordination Fee") to Landlord in an amount equal to the actual and reasonably out-of-pocket costs incurred by Landlord for the services of Landlord's representative, as set forth in Section 5.2, below, not to exceed an amount equal to one and one-half percent (1½%) of the Base Building Allowance and any other amounts expended by Tenant in connection with the design and construction of the Tenant Improvements (collectively, the "Total TI Cost"), which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements.
4.2.2.2    Indemnity. Tenant's indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any negligent act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Tenant Improvements and/or Tenant's disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.
4.2.2.3    Requirements of Tenant's Agents. Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.
4.2.2.4    Insurance Requirements.
4.2.2.4.1    General Coverages. All of Tenant's Agents that are on site shall, at a minimum, carry the insurance set forth on the last page of Exhibit C to the Fourth Amendment.
4.2.2.4.2    Special Coverages. Tenant shall carry, or cause to be carried by its contractors, "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, it being understood and agreed that the Tenant Improvements shall be insured by Tenant's commercial property insurance pursuant to the Lease immediately upon completion thereof. Tenant shall also maintain Products and Completed Operation Coverage insurance in an amount of not less than $5,000,000 per incident, $5,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.
4.2.2.4.3    General Terms. Certificates, evidencing required coverage under Exhibit C for contractors, along with copies of additional insured endorsement (providing additional insured status for ongoing and completed operations coverage) on the general liability policy are required. Waiver of subrogation by form of endorsement on the builders risk and workers compensation policies shall also be required in favor of Landlord. All insurance carried pursuant to this Section 4.2.2.4 shall be confirmed via certificate of insurance and applicable endorsements to Landlord before the commencement of on-site construction of the Tenant Improvements and before the Contractor's equipment is moved onto the site. Tenant or Tenant's Agents will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance that falls below the minimum insurance requirements within this Section 4.2.2.4. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense. Tenant's Agents shall maintain all of the insurance coverage required under this Exhibit A and Exhibit C in force until the Tenant Improvements are fully completed and accepted by Landlord, except, notwithstanding anything to the contrary on Exhibit C, for Tenant's Agents' Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for a period equal to or greater than the applicable statute of repose for completed operations. General liability policies required under this Section 4.2.2.4 by Tenant and Tenant's Agents shall name Landlord and Tenant, as their interests may appear, as additional insureds. All insurance maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such waiver of subrogation shall apply to the extent of any deductibles, self-insured retentions or self-insurance maintained by Tenant, Tenant’s Agents and contractors. Such insurance required of Tenant's Agents shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The general liability insurance required within this provision will include contractual liability coverage.
4.2.3    Governmental Compliance. The Tenant Improvements shall comply in all respects with the following to the extent applicable: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.
4.2.4    Inspection by Landlord. Tenant shall provide Landlord with reasonable prior notice of any inspection to be performed by a governmental entity in connection with the construction of the Tenant Improvements (provided that Tenant has prior notice of such inspection) in order to allow Landlord to be present during such inspection. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Tenant Improvements for failure to comply with the requirements hereof or with the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord for failure to comply with the requirements hereof or with the Approved Working Drawings of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord reasonably determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building, Landlord may, take such action as Landlord deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's satisfaction.
4.2.5    Meetings. Once any on-site work commences, Tenant shall hold monthly meetings at a reasonable time with Landlord, which meetings may include Landlord's agents, the Architect and/or the Contractor, for the purpose of reviewing any request by Tenant for a disbursement of the Base Building Allowance (and any documentation required in connection therewith). In addition, once any on-site work commences, minutes shall be taken by Tenant at all meetings between Tenant and the Architect and/or the Contractor to the extent that such meetings update the major objectives, schedule and activities in connection with the design and construction of the Base Building Improvements or Tenant Improvements (not including on-site inspections of the work being performed by such Contractor), a copy of which minutes shall be promptly delivered to Landlord.
4.3    Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and

(C) to deliver to Landlord copies of such record set of drawings in electronic form (in CADD and .pdf format) within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.
SECTION 5
MISCELLANEOUS
5.1    Tenant's Representative. Tenant has designated Ryan Shore as its representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter. Tenant shall have the right to designate one or more additional or substitute representatives upon notice to Landlord, each whom, once so designated by Tenant, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.
5.2    Landlord's Representative. Landlord has designated Project Management Advisors, Inc. ("PMA") as a third party project manager for construction oversight of the Tenant Improvements on behalf of Landlord, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.
5.3    Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
5.4    Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default as described in the Lease or this Work Letter has occurred at any time and continues beyond applicable notice or cure periods and before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Base Building Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).

SCHEDULE 1 TO EXHIBIT A
LANDLORD WORK
The work set forth on those certain Building 1 Refresh Project cGMP Areas Upgrade, prepared by Ferguson Pape Baldwin Architects, Construction Change dated June 21, 2017, consisting of the following sheets:
1.    Title Sheet - T1.1-P3
2.    Site Plan - A1.1-Ps
3.    Enlarged Site Plan - A1.2-P3
4.    Civil Title Sheet - C1.0
5.    Demolition & Improvement Plan - C2.0
6.    Erosion Control & Minor Water Pollution Control Plan - C3.0

SCHEDULE 2 TO EXHIBIT A
BASE BUILDING IMPROVEMENTS
1.    Replace the HVAC air handling system serving the second (2nd) floor of the Building, comprised of three (3) units: AC-9, AC-10 and AC-11, to modern standards.
2.    Replace the three (3) HVAC chillers, cooling towers, accompanying pumps(s), and necessary piping to modern standards.
3.    Upgrade the HVAC system controls (RH coils, VAVs, Interface) for offices and labs to bring up to modern standard and connect with the existing Siemens Building management systems technology.
4.    Upgrade the Building heating hot water generation system to modern standard.

EXHIBIT B

[SEE ATTACHED]

Exhibit B *12/19/2017*

Items to be removed from the building at end of lease term

Pacira Classification	Location	Description	Disposition	Expanded Description	Building remediation post removal
1	Various	Non-Fixed Assets / IT Hardware	Pacira to remove from site by lease end date.	Bench top lab equipment, stand up freezers, refrigerators, incubators, break room appliances, scales, phones, PCs. Switches, servers, punch down panels, etcetera. Cabling and server racks to remain in place.	No special requirements for removal.
2	Interior	Treatment of "Manufacturing Space". - Manufacturing process equipment, supporting equipment and room side piping	Full interior demolition. Equipemnt to be removed from site by lease end date	Property Owner's representative defined the manufacturing space by providing the attached first floor plan for reference. Includes process and filling equipment	• The area identified as manufacturing space in the attached floor plan will be fully demolished and all process, fill, and supporting equipment in this space will be removed. • All interior non-load bearing walls will be removed down to floor. Load bearing walls and structural components will be left bare and exposed within this space. • Existing floor surface to be removed • The side of the delineating wall interior to the manufacturing space will be demolished back to the studs. • Any passages through the delineating wall (doors / sections removed) will be left open to allow access for demo and future space build out (by others). • All utilities serving this area will be demolished back to the exterior of the delineating wall. • All utilities transiting through this space serving other areas within the building will be left as is. • The space will be left with fire suppression and appropriate egress.
3	Interior	Suite C and Suite A CIP skids, and process temperature control equipment	Pacira to remove from site by lease end date.	2 skids in the mechanical space of vessels, piping, valves, working platforms, electrical infrastructure and automation and instrumentation. Built in temperature control units consisting of piping, valves, electrical infrastructure and automation and instrumentation.	Equipment will be cut into smaller pieces. Some equipment may require doors or walls to be removed. Walls impacted by removal and exterior to the manufacturing space defined in the attached floor plan would be infilled, doors would be re-hung. Utilities will be demolished back to the point they enter the room manufacturing space outlined in the attached floor plan and left in safe condition.
4	Exterior	Liquid / Vapor gas solvent recovery system	Pacira to remove from site by lease end date.	Large refrigeration package skid and stripping columns, piping, valves and automation and electrical infrastructure.	This unit is located in an external mechanical space. All external equipment will be demolished back to the point piping and electrical enters the manufacturing space defined in the attached floor plan. All piping internal to the manufacturing space will be demolished.
5	2nd Floor	Sterility Test Isolator	Pacira to remove from site by lease end date.	Isolator located on the second floor consists of segments of framing, glass glove ports and associated piping, electrical and automation infrastructure.	The unit will be removed from the building in its entirety. Utilities will be safed off at the location of the unit and left in place.
6	Various	Corporate logo, signage	Pacira to remove from site by lease end date.	Monument and way finding signs	Where signage or large art work is removed, walls will be patched and painted. Smaller hanging art work mounting holes will be left as is. Monument would stay with name removed with holes patched.
7	Exterior	N2 Gas storage and distribution	Bulk rental tank and cylinders will be removed and returned to vendor, distribution piping, instruments, and fixtures will remain.	Bulk nitrogen, various cylinder banks and distributed piping.	No special requirements for removal.

197951412_2.xlsx

10450 SCIENCE CENTER DRIVE – FIRST FLOOR UTILIZATION
OFFICE
LAB
MECHANICAL
SUPPORT
OPEN
MANUFACTURING SPACE

Exhibit B - 19DEC17

EXHIBIT C
CONSTRUCTION RULES AND REGULATIONS

GENERAL CONSTRUCTION RULES

Contractor shall comply with all Federal, State and local laws, ordinances and regulations which may be applicable to the performance of services hereunder which are in effect at the time the services are performed. This includes but is not limited to the handling, storage, notification, transportation, clean-up and disposal of surplus and hazardous materials. Contractor shall remove all such materials from the site at job completion. Contractor will perform all work in a safe, workmanlike, and lawful manner consistent with the standards practiced by firms providing similar services.

The Contractor assumes full responsibility for existing doors, frames and hardware, for operation and finish and for the protection of such doors as necessary. It is the Contractor's responsibility to review these items and notify Tenant of existing damage prior to work starting.

Contractor will be liable for any damage while performing the work (i.e., water damage, fire, carelessness, damaged ceiling tile, wall and floor covering, etc.). While Contractor is working, they will be responsible for keeping debris to a minimum.

Tenant shall neutralize smoke detectors after a 24-hour (48 hour for weekends) notice during construction, as required to prevent false alarms. Any requisitions affecting Fire/Life/Safety systems, device lock out or testing or service shall be processed by Tenant.

Exposed no-rated telephone or computer cables shall not be permitted in return air plenums. Such cabling shall be enclosed only in steel conduit with steel connectors or plenum-rated wire approved by the Fire Marshall.

The contractor shall be responsible for replacing ceiling tiles removed to facilitate their operations, to the satisfaction of Tenant.

CONTRACTOR REQUIREMENTS

Any Contractor performing work in the premises must be licensed by the State of California and furnish proof of same prior to the commencement of work.

a)	Insurance Requirements: See below.

b)    Tenant/Landlordrequires satisfactory lien waivers from General Contractors and Sub-Contractors prior to the performance payment of work.

c)	All Plans and Specifications must be submitted to Tenant/Landlord, in advance for review and approval. Written approval must be obtained from the tenant and landlord prior to commencement of work.

GENERAL PROCEDURES

The Building Permit shall be properly posted in the area of construction prior to commencement of work.

The contractor shall request authorization from Tenant at least 24 hours in advance of any interruption of building services.

The landlord and property management assume no responsibility whatsoever for loss of, or damage to, Contractors' materials or tools on the site.

Maintain cleanliness throughout; do not clutter or block hallways, exits, elevator lobby, electrical or telephone closets.

Contractor shall provide a means for cleaning tools, brushes and discarding waste drywall mud, paints and other liquids and solids off site. REST-ROOM FACILITIES, JANITORIAL SINKS, FLOOR AND LOADING DOCK DRAINS ARE NOT TO BE USED FOR THIS PURPOSE.

Restricted parking zones at or around the building must be adhered to. Violators will be towed at their expense.

SUBMITTALS TO LANDLORD

Two (2) weeks before the commencement of any work, Landlord requires the following information to be available for review:

a)	Certificates of Insurance as required including Workman's Compensation Coverage.

Contractor is responsible for furnishing a copy of the Certificate of Occupancy to Tenant/Landlord.

Contractor’s employees and subcontractors shall limit their activities to the construction site. Trespassing in other areas of the building or project shall not be permitted

A professional atmosphere must be maintained at all times. As such, the Contractor, their employees and subcontractors shall be dressed appropriately. Tank tops, shorts, sandals, T-shirts with objectionable printing, etc., shall not be permitted. Anyone dressed in such a manner will be asked to leave the premises.

There is no smoking permissible anywhere in the building.

CONTRACTOR INSURANCE REQUIREMENTS:
(see next page)